Exhibit 99.1

Collectors Universe Implements Changes To Improve Financial Performance

Plans to Reduce Operating Costs by Over $4 Million in Fiscal 2009

NEWPORT BEACH, CA - July 14, 2008 - Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced that its Board of Directors has adopted management’s plan to reduce operating expenses by approximately $4.4 million in fiscal 2009, which began July 1, 2008, and to achieve a modest increase in aggregate revenues while continuing growth in the jewelry markets.

The reductions in operating expenses are to be achieved by means of personnel reductions, increases in the efficiency of the Company’s marketing programs, made possible primarily by the maturing and increased market awareness of Collectors Universe’s diamond grading business, and reductions in general and administrative costs.  Additionally, expenditures in connection with the project to update and improve the Company’s operating software systems, which has been underway since 2006, are expected to decline in fiscal 2009, because that program is scheduled to be completed in the first quarter of fiscal 2009.

"As a leading service provider in the markets we serve, the effective use of personnel is one of our primary operating goals," commented Michael Haynes, Chief Executive Officer. "With the implementation of our updated operating software, we are now able to monitor and manage the output of each of our graders and support staff so that we are right sized to meet demand as well as maximizing our operating efficiency.  This improved process and management tool will be especially useful in our coin operations, as the precious metals price influence on the markets has created challenges in the short term requiring more operational flexibility.”

"Additionally, we are implementing more efficient marketing and advertising campaigns that focuses on the direct cost and benefit, especially in our jewelry group," Haynes continued. “The primary goal of our jewelry marketing program for the 2007 holiday season was to increase market awareness of our brands and services.  Now that this goal has largely been accomplished, we have begun implementing a more focused marketing campaign for the upcoming 2008 holiday season to drive increases in submissions."

"Cash devoted to capital expenditures will be reduced in fiscal 2009 as we complete an important update to our operating software systems during the first fiscal quarter of 2009," Haynes explained.  “As a result, not only will we begin reducing our capital investments, but we also will be recognizing the efficiencies in our operating cash flow, all of which contribute to the ultimate objective of achieving a neutral cash flow after dividends."

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones.  The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Collectors Universe, Inc.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses.  Also, there can be no assurance that the savings expected from the cost-cutting measures or the expected increase in revenues in fiscal 2009 described in this press release will be fully realized, as this will depend, in part, on future market conditions over which we have no control.  Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2007 which we filed with the Securities and Exchange Commission on September 13, 2007.

Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future performance based solely on historical financial performance.  We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports filed with the Securities and Exchange Commission.

Contact:

Joseph Wallace	Brandi Piacente
Chief Financial Officer	Investor Relations
Collectors Universe	The Piacente Group, Inc.
949-567-1245	212-481-2050
Email: jwallace@collectors.com	Email: brandi@thepiacentegroup.com

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